Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q1 Earnings Conference Call

Operator

Good afternoon and welcome to the Global Net Lease First Quarter 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's First Quarter 2022 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thanks, Louisa, and thank you to everyone for joining us on today’s call. I am pleased to share that GNL is well-positioned for a strong 2022 based on the acquisitions and leasing pipelines we are building and the recast of our corporate credit facility at improved pricing, subsequent to quarter end. Our high-quality, mission-critical, net lease portfolio is performing well, with occupancy of 98.7% and 100% rent collection. We are advancing our differentiated international and domestic strategy by increasing portfolio concentration in industrial and distribution assets, successfully extending and expanding leases, and building a pipeline of accretive acquisitions while evaluating strategic disposition opportunities on an ongoing basis. Since the beginning of 2020, over 81% of GNL’s acquisitions have been industrial and distribution assets, increasing GNL’s ownership to this highly dependable asset class up from 46% to 55% of the portfolio.

We continue to drive growth as year-over-year Cash NOI for the first quarter increased by more than 7% to $87.2 million and AFFO increased by more than 9% to $44.3 million. AFFO per share was $0.43 and we paid dividends to common stockholders of $0.40 per share. Our portfolio debt is 87.6% fixed rate, providing added certainty in a period of rising rates. The first quarter also illustrated the value of our efficient hedging program, which minimized the impact of turbulence in the Euro and the Pound on GNL's results. Our unique global capabilities, strong balance sheet and best in class portfolio continue to drive GNL's excellent performance.

Turning to leasing activity, in the first quarter we executed two lease renewals and three renewal and expansion leases, totaling 1.2 million square feet and $54 million of net new straight-line rent over the new weighted-average remaining lease term. We signed two tenant renewal and expansions in France with Auchan for over 170,000 square feet. These leases are for 11 years and total $15 million of net new annualized straight-line rent. Closer to home, we signed a lease renewal and expansion with Lippert in South Bend, Indiana for a total of over 780,000 square feet on a 16 year term and for $16 million in net new annualized straight-line rent. I am particularly proud of our successful leasing activity over the last quarter and the growth it provides for GNL. These renewed leases contributed to a year over year increase in portfolio weighted-average remaining lease term despite the passage of a full year. On a square foot basis, 70% of our leases expire after 2026.

Our $4.6 billion, 309 property portfolio has a weighted average remaining lease term of 8.4 years. Geographically, 235 of our properties are in the U.S. and Canada and 74 are in the U.K. and Western Europe, representing 61% and 39% of annualized straight-line rent revenue, respectively. Our portfolio is well-diversified with 137 tenants in 50 industries, with no single industry representing more than 12% of the whole portfolio, based on annual straight-line rent. Over 94% of our leases feature annual rental increases, including, based on straight line rent, 59% that are fixed-rate and 28% that are adjusted based on the Consumer Price Index.

As we mentioned, we continue to expand the concentration of industrial properties in our portfolio. At the end of the first quarter, our assets were comprised of 55% industrial and distribution, 42% office, and 3% retail, compared to 49% industrial and distribution, 46% office, and 5% retail a year ago. Contributing to our success is our focus on tenant credit, industrial acquisitions and retail dispositions over the last several years. Across the portfolio, almost 62% of annual straight-line rent comes from Investment Grade or implied Investment Grade tenants.

After closing on almost a half billion dollars' worth of acquisitions in 2021 we are beginning this year with continued activity. Our forward acquisitions pipeline totals $111.9 million and includes one industrial property in the U.S. for $13.4 million which closed on April 19, 2022 and one office and three industrial properties for $98.5 million subject to LOIs. Combined, these acquisitions have a weighted-average cap rate of 7.5% with over 14.5 years of lease term remaining. Our team is also evaluating strategic disposition opportunities and searching for additional acquisition targets that meet our stringent investment requirements. Management continues to diligently evaluate domestic and international sale-leaseback transactions to generate superior risk-adjusted returns.

Subsequent to quarter end, we recast our corporate credit facility with a new, $1.45 billion revolving credit facility that has a 4.5-year term and improved pricing that is 15 basis points lower than the facility it replaced.

Our recast facility, acquisitions pipeline, and successful leasing activity, along with the reputation we have earned over the last few years as a premier sale-leaseback partner for mission critical industrial and office properties, positions GNL for a strong 2022 and beyond.

With that, I'll turn the call over to Chris to walk through the financial results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the first quarter 2022 we recorded adjusted EBITDA of $75.7 million, up from $68.1 million in the first quarter of 2021. We also reported an 8.7% increase in revenue to $97.1 million, up from $89.4 million, with net income attributable to common stockholders of $5.5 million. FFO and AFFO for the first quarter were $45.6 million and $44.3 million, respectively, or $0.44 and $0.43 per share. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.3 billion at a weighted-average interest rate of 3.4%. Our net debt to adjusted EBITDA ratio was 7.7x at the end of the quarter. The weighted-average debt maturity at the end of the first quarter 2022 was 4.0 years. The components of our debt include $500.0 million in senior notes, $260.3 million on the multi-currency revolving credit facility, $274.6 million on the term loan and $1.4 billion of outstanding gross mortgage debt. This debt was approximately 88% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.6x. As of March 31, 2022, liquidity was approximately $225.9 million. The Company distributed $41.6 million in dividends to common shareholders in the quarter, or $0.40 per share.

Let me share some of the details on the credit facility Jim mentioned earlier. The facility will be administered by Key Bank, N.A. and includes two six-month extension options. The interest rate on the Credit Facility adjusts based on the leverage ratio, with a minimum rate of 1.30% over the currency-specific benchmark rate and a maximum of 1.90% over the currency-specific benchmark rate. We proactively replaced the prior facility more than a year early to take advantage of an active corporate syndication market and lock in certainty on terms and pricing. With favorable pricing and an expansion feature that could increase the facility's size to nearly $2 billion, we believe the transaction strengthens our balance sheet and provides flexibility for continuing our strategy of acquiring high-quality industrial, distribution and office properties.

Our net debt to enterprise value was 54.8% with an enterprise value of $4.3 billion based on the March 31, 2022 closing share price of $15.73 for common shares, $25.54 for Series A preferred shares and $25.05 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

I am very pleased with our progress and accomplishments during the first quarter, including the lease renewals and expansions that added $54 million of net new straight-line rent on 1.2 million square feet of our portfolio. The credit facility recast we advantageously completed after quarter end secures acquisition flexibility for years to come. We are well-positioned to continue to execute on accretive and exclusive transactions that will further enhance our portfolio.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]